EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,					Nine Months Ended September 30,
	2007	2008	2009	2010	2011	2011	2012

	(dollars in thousands)
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$76,934	$109,176	$123,952	$51,789	$133,199	$89,856	$130,917
Fixed charges	112,192	122,423	115,904	147,995	306,788	220,489	278,388
Capitalized interest	(12,526)	(25,029)	(41,170)	(20,792)	(13,164)	(10,090)	(7,113)
Amortized premiums, discounts and capitalized expenses related to indebtedness	8,413	11,231	11,898	13,945	13,905	10,128	8,783
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(238)	(126)	342	(357)	4,894	2,721	2,241
Earnings	$184,775	$217,675	$210,926	$192,580	$445,622	$313,104	$413,216

Fixed charges:
Interest expense(1)	$108,079	$108,625	$86,632	$141,148	$307,529	$220,527	$280,058
Capitalized interest	12,526	25,029	41,170	20,792	13,164	10,090	7,113
Amortized premiums, discounts and capitalized expenses related to indebtedness	(8,413)	(11,231)	(11,898)	(13,945)	(13,905)	(10,128)	(8,783)
Fixed charges	$112,192	$122,423	$115,904	$147,995	$306,788	$220,489	$278,388

Consolidated ratio of earnings to fixed charges	1.65	1.78	1.82	1.30	1.45	1.42	1.48

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$76,934	$109,176	$123,952	$51,789	$133,199	$89,856	$130,917
Fixed charges	112,192	122,423	115,904	147,995	306,788	220,489	278,388
Capitalized interest	(12,526)	(25,029)	(41,170)	(20,792)	(13,164)	(10,090)	(7,113)
Amortized premiums, discounts and capitalized expenses related to indebtedness	8,413	11,231	11,898	13,945	13,905	10,128	8,783
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(238)	(126)	342	(357)	4,894	2,721	2,241
Earnings	$184,775	$217,675	$210,926	$192,580	$445,622	$313,104	$413,216

Fixed charges:
Interest expense(1)	$108,079	$108,625	$86,632	$141,148	$307,529	$220,527	$280,058
Capitalized interest	12,526	25,029	41,170	20,792	13,164	10,090	7,113
Amortized premiums, discounts and capitalized expenses related to indebtedness	(8,413)	(11,231)	(11,898)	(13,945)	(13,905)	(10,128)	(8,783)
Fixed charges	112,192	122,423	115,904	147,995	306,788	220,489	278,388
Preferred stock dividends	25,130	23,201	22,079	21,645	60,502	43,268	52,527
Combined fixed charges and preferred stock dividends	$137,322	$145,624	$137,983	$169,640	$367,290	$263,757	$330,915

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.35	1.49	1.53	1.14	1.21	1.19	1.25

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at September 30, 2012 to discontinued operations.